Exhibit 10.1

EXECUTION COPY

EXPLANATORY NOTE: “*” INDICATES THE PORTION OF THIS EXHIBIT THAT

HAS BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND

EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL

TREATMENT.

SECOND AMENDMENT

TO DEVELOPMENT ALLIANCE AND SUPPLY AGREEMENT

This second amendment (“Second Amendment”) is made effective as of this 18th day of July, 2008, and amends that certain Development Alliance and Supply Agreement dated May 7, 2002 between Biosense Webster, Inc. (“Biosense Webster”) and Stereotaxis, Inc. (“Stereotaxis”) (the “Master Collaboration Agreement”), as amended previously by (i) that certain Amendment to Development and Supply Agreement dated November 3, 2003 (the “First Amendment”) (the Master Collaboration Agreement and First Amendment collectively referred to as the “Amended Master Agreement”), (ii) that certain side letter between the parties dated November 3, 2003, regarding research and development (the “R&D Side Letter”), (iii) that certain Alliance Expansion Agreement dated May 4, 2007 (“Expansion Agreement”) and (iv) four side letters between the parties, each dated May 4, 2007, whose subject matter was, respectively, CARTO Pro RMT, Third Party Collaboration Rights, Exclusivity and the meaning of Customers in the Non-Localized Alliance (collectively, the “2007 Side Letters”) (the Master Collaboration Agreement, First Amendment, R&D Side Letter, Expansion Agreement and 2007 Side Letters, collectively referred to as the “Existing Agreements”).

RECITALS

WHEREAS, Stereotaxis has developed a computerized instrument control system known as the NIOBE™ System that enables navigation utilizing externally applied magnetic fields of various electrophysiology devices; and,

WHEREAS, Biosense Webster has developed and markets an electrophysiology mapping system known as the CARTO™ system that enables mapping and ablation of cardiac tissue using proprietary localization sensor technology; and,

WHEREAS pursuant to the Existing Agreements, Stereotaxis and Biosense Webster have, jointly or solely, developed a Compatible CARTO System and/or a Compatible NIOBE – CARTO System and certain associated proprietary, interventional, disposable, electrophysiology devices (“Daughter Products and Partnered NL Products” as defined in the Existing Agreements) and Biosense Webster manufactures, markets and sells such Daughter Products and Partnered NL Products; and,

WHEREAS, Stereotaxis has developed, manufactures, markets and sells Odyssey Network Solutions including but not limited to Odyssey Link Technology such as the Odyssey

Workstation (as defined in Section 1.1.5) for use with a global network known as the Odyssey Network (as defined in Section 1.1.3) that enables users of the Odyssey Network Solutions to view an integrated display of data related to medical procedures and obtain clinical and technical support through the network connection; and

WHEREAS, Biosense Webster and Stereotaxis desire to expand their alliance in order to advance the opportunities for magnetic navigation and in order to extend the Odyssey Network and collaborate to increase the opportunities for use of the Odyssey Network to provide clinical and technical support to customers;

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Second Amendment, the following terms shall have the meanings set forth below:

1.1.1 “Irrigated Catheters” shall mean Magnetic Irrigation Catheters as that term is defined in the Expansion Agreement.

1.1.2 “Non-Irrigated Catheters” shall mean Daughter Products and Partnered NL Catheters excluding Irrigated Catheters.

1.1.3 “Odyssey Intellectual Property” shall mean all Intellectual Property Rights now used or that become used by Stereotaxis in implementing the Odyssey Network Solutions that are either owned by Stereotaxis (its successors or assigns) or are licensed to Stereotaxis by a third party with the right to sublicense others.

1.1.4 “Odyssey IP License” shall mean the license granted in section 6.1(a) of this Second amendment.

1.1.5 “Odyssey Link Technology” shall mean any proprietary Stereotaxis hardware and associated software developed or used for the purpose of consolidating, transmitting and/or receiving information on the Odyssey Network, including, without limitation, the Odyssey Workstation.

1.1.6 “Odyssey Network” shall mean the proprietary Stereotaxis global network of network connections, infrastructure and associated management software for linking Odyssey Workstations and other Odyssey Link Technology to a customer service center.

1.1.7 “Odyssey Network Solutions” shall mean the Odyssey Network, Odyssey Link Technology products including the Odyssey Workstation, and any other products and services, features, or content developed, offered or used for the purpose of consolidating, transmitting and/or receiving information, content, and/or services using the Odyssey Network.

1.1.8 “Odyssey Workstation” shall mean the proprietary Stereotaxis product comprising hardware and associated software used to consolidate information from multiple systems on a single display with a video transmitter for remotely accessing this information from any location on the Odyssey Network.

1.2 Undefined Terms. Terms and definitions used in this Second Amendment but not defined in this Section 1 shall have the same meanings given to such terms in the relevant Existing Agreement.

ARTICLE 2

REVENUE SHARE ADVANCE AND R&D DEFERRAL

2.1 Revenue Share Advance. Biosense Webster shall pay Stereotaxis TEN MILLION UNITED STATES DOLLARS ($10,000,000) (“Revenue Share Advance”) within ten (10) business days after the execution of this Second Amendment as an advance of Revenue Share amounts that are either owed or may become owed by Biosense Webster to Stereotaxis pursuant to the Existing Agreements. After such payment, the Revenue Share Advance (plus any interest due thereon accrued pursuant to Section 2.3 of this Second Amendment) shall be recouped, to the extent not otherwise paid by Stereotaxis pursuant to this Second Amendment, by Biosense Webster by deduction from amounts otherwise due and owing, whether now or in the future, by Biosense Webster to Stereotaxis pursuant to the Revenue Share provisions of the Existing Agreements, including, without limitation, the amount of Revenue Share due from Biosense Webster to Stereotaxis in the amount set forth in Exhibit B, which shall be recouped immediately by Biosense Webster after payment of the Revenue Share Advance. All unrecouped Revenue Share Advances shall accrue interest in accordance with Section 2.3 of this Second Amendment. The Revenue Share Advances, together with interest accrued thereon, if any, which have not previously been paid or recouped shall be due on the earlier to occur of (a) December 31, 2011, or (b) in the event an Accelerating Recoupment Event has occurred, the date provided in Section 2.5 below (the earlier to occur of (a) or (b), the “Final Payment Date”). Any dispute regarding payment and recoupment of the Revenue Share Advances shall be resolved in accordance with the Dispute Resolution provisions of the Master Collaboration Agreement.

2.2 Deferred Research and Development Expenses. Biosense Webster and Stereotaxis hereby agree that certain research and development work, including without limitation registration of Celsius RMT in Japan (hereafter “R&D”), has been performed by Biosense Webster pursuant to the Existing Agreements. The amount payable by Stereotaxis for R&D work performed is set out in Exhibit B. Payment of the (i) amount in Exhibit B and (ii) any future amount owed by Stereotaxis to Biosense Webster for R&D (up to a cumulative $8 million) shall be deferred until no later than the Final Payment Date (“R&D Deferral”), and such amount shall accrue interest as provided in Section 2.3 of this Second Amendment. Biosense Webster may recoup any portion of the R&D Deferral (and interest thereon) remaining unpaid after full recoupment or payment of the entire Revenue Share Advance and interest thereon, to the extent not otherwise paid by Stereotaxis pursuant to this Second Amendment, from amounts otherwise owing by Biosense Webster to Stereotaxis pursuant to the Revenue Share provisions of the Existing Agreements. Any portion of the R&D Deferral not previously paid or recouped, together with interest thereon, shall automatically become finally due on the Final Payment Date.

Any dispute regarding payment and recoupment of the R&D Deferral shall be resolved in accordance with the Dispute Resolution provisions of the Master Collaboration Agreement.

2.3 Interest. Commencing on (i) the date Biosense Webster advances the Revenue Share Advance to Stereotaxis or (ii) the date of this Second Amendment for the amount of R&D Deferral in Exhibit B or (iii) the invoice date of any future R&D Deferral amount, interest shall accrue on any unrecouped or unpaid portion of the Revenue Share Advance and any portion of the R&D Deferral that remains unrecouped or unpaid at the rate of the prime rate plus 0.75 % in effect on the date of said advance. Interest shall be calculated and compounded at a per annum rate based upon a 365 day year. The “prime rate” shall mean the Prime Rate published by Citibank on the relevant date.

2.4 Payment. Payments of advances and interest, if applicable, shall be made to Biosense Webster, by check mailed to it, at the address above, or at any other place in the United States hereafter designated by Biosense Webster in writing delivered to Stereotaxis.

(a) Priority. All payments shall be applied first to interest then due, if any, and then to recoupment of the advances and R&D Deferrals.

(b) Prepayment. Stereotaxis shall have the right (but not the obligation) to make one or more partial payments and/or full payment of the Revenue Share Advance and R&D Deferrals (and any interest due thereon) at any time or from time to time.

2.5 Accelerating Recoupment Events. If any of the following events (each, an “Accelerating Recoupment Event”), shall occur:

(a) the closing of any straight equity-based registered public financing transaction or in the event of convertible debt, the conversion of such debt into equity (a “Financing”) which raises FIFTY MILLION UNITED STATES DOLLARS ($50,000,000) or more of capital for Stereotaxis or any of its successors or assigns;

(b) non-payment by Stereotaxis of any Supplemental Payment or other payment under this Second Amendment when due and failure by Stereotaxis to pay such amount within 30 days after receipt of notice from Biosense Webster that a non-payment has occurred; or

(c) a Change of Control of Stereotaxis, defined for purposes of this Second Amendment, as (i) an event whereby any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization (each, a “Person”), including such Person’s affiliates, or “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of capital stock of Stereotaxis entitling the holder(s) thereof to more than fifty percent (50%) of the voting power of the then outstanding capital stock of Stereotaxis with respect to the election of directors of Stereotaxis, or (ii) a sale or transfer of all or substantially all of the assets of Stereotaxis to any Person. By way of clarification, the definition of “Control” in Section 1.2.16 of the Master Collaboration Agreement is not applicable to this definition of Change of Control;

then, and in any such event, subject to the terms herein, Stereotaxis or its successors, transferee or assignee shall pay to Biosense Webster any unrecouped amount of the Revenue Share Advance or R&D Deferral plus any interest due and owing pursuant to Section 2.3 of this Second Amendment no later than the date of the Accelerating Recoupment Event.

2.6 Partial Acceleration. If a Financing occurs which raises FORTY MILLION UNITED STATES DOLLARS ($40,000,000) or more of capital for Stereotaxis or any of its successors or assigns, then, and in any such event, subject to the terms herein, Stereotaxis shall pay seventy-five percent (75%) of any unrecouped amount of the Revenue Share Advance and R&D Deferral plus any interest due pursuant to Section 2.3 within thirty (30) days. If a Financing occurs which raises THIRTY MILLION UNITED STATES DOLLARS ($30,000,000) or more of capital for Stereotaxis or any of its successors or assigns, then, and in any such event, subject to the terms herein, Stereotaxis shall pay fifty percent (50%) of any unrecouped amount of the Revenue Share Advance and R&D Deferral plus any interest due pursuant to Section 2.3 within thirty (30) days. If the applicable percentage of such advances or deferrals are not recouped by Biosense Webster in such period, then such amount shall, at the option of Biosense Webster, be recouped by Biosense Webster from payments otherwise due and owing by Biosense Webster to Stereotaxis pursuant to the Revenue Share sections of the Existing Agreements. If Stereotaxis pays the applicable percentage of the unrecouped amount of the advances and deferrals, and interest due thereon, in accordance with either of the first two sentences of this Section 2.6, the remainder of the unrecouped advances and deferrals, and interest due thereon, shall, to the extent not otherwise paid pursuant to this Second Amendment, be recouped by Biosense Webster in accordance with Sections 2.1 and 2.2.

2.7 Accelerating Transactions. For purposes of Section 2.5(a) and Section 2.6, multiple Financings that occur within any six (6) month period shall be deemed one transaction and the amounts raised shall be accumulated for purposes of determining whether and the amounts of payments to be accelerated.

ARTICLE 3

RIGHTS OF BIOSENSE WEBSTER

3.1 Supplemental Payments Following Expiration of Existing Agreements; Rights of Biosense Webster Upon Failure to Make Supplemental Payments.

(a) If the Revenue Share Advances and R&D Deferral, together with interest due thereon, are not fully recouped by or paid to Biosense Webster in accordance with the terms of this Second Amendment on or before December 31, 2009, which is the date of expiration of the Master Collaboration Agreement, unless terminated earlier in accordance with the provisions of the Master Collaboration Agreement (the “Master Agreement Expiration Date”), then Stereotaxis shall, commencing with the first full calendar quarter following the Master Agreement Expiration Date, make supplemental quarterly payments (“Supplemental Payments”) to Biosense Webster on or before the forty-fifth (45th) day after the end of each such calendar quarter, which shall reduce the amount of Revenue Share Advances and R&D Deferral (and interest thereon) due from Stereotaxis to Biosense Webster, until all Revenue Share Advances and R&D Deferral, together with interest due thereon, have been paid in full. The Supplemental Payment in each quarter shall be the amount that will, when added to the aggregate of any Revenue Share amounts or other payments recouped by Biosense Webster in the quarter, other than Revenue Share amounts attributable to Biosense Webster’s sales of Irrigated Catheters in such quarter, total ONE MILLION US DOLLARS ($1,000,000).

(b) Notwithstanding the foregoing Section 3.1(a), if the aggregate amount of the Revenue Share payable to Stereotaxis under the Alliance Expansion during any calendar quarter exceeds the amount of Revenue Share Advances and R&D Deferral (together with interest thereon) which remains due, or if Stereotaxis otherwise pays such advances or deferrals plus interest thereon, then no Supplemental Payment shall be due and Stereotaxis shall have no further obligation under Section 3.1(a).

3.2 Grant of Rights; Failure to Recoup or Pay

(a) Rights relating to Non-Irrigated Catheters. Stereotaxis hereby grants and Biosense Webster hereby accepts a non-exclusive worldwide license (with right to sublicense) under Stereotaxis’ Intellectual Property Rights in the Stereotaxis IP to make, have made, use, import, sell, offer for sale, distribute or otherwise dispose of (directly or through multiple tiers of distribution) Non-Irrigated Catheters, and Compatible CARTO Systems for use with such Non-Irrigated Catheters (the “Non-Irrigated Catheter License”). (i) Prior to December 31, 2009, which is the date of expiration of Biosense Webster’s exclusive distribution rights of Non-Irrigated Catheters under the Existing Agreements, the Revenue Share on sales of Non-Irrigated Catheters shall continue to be calculated in accordance with the Master Collaboration Agreement. Such Revenue Share shall be used to recoup any outstanding Revenue Share Advance and R&D Deferral, together with interest due thereon, if any, pursuant to this Second Amendment. (ii) After December 31, 2009, which is the date of expiration of Biosense Webster’s exclusive distribution rights of Non-Irrigated Catheters under the Existing Agreements, the Revenue Share on sales of Non-Irrigated Catheters shall continue to be calculated in accordance with the Master Collaboration Agreement except that the rate shall be the rate used to determine the Revenue Share paid in the last quarter of the final year in which the Master Collaboration Agreement was in effect, unless otherwise agreed. Such Revenue Share shall be used to recoup any outstanding Revenue Share Advance and R&D Deferral, together with interest due thereon, if any, pursuant to this Second Amendment. (iii) The Non-Irrigated Catheter License shall terminate on the last day of the first calendar quarter which is at least 90 days after the Revenue Share Advances and the R&D Deferral, together with interest due thereon, if any, are recouped in full by Biosense Webster and/or paid by Stereotaxis; provided, however, if the Revenue Share Advances and the R&D Deferral, together with interest due thereon, are not recouped in full by Biosense Webster and/or paid by Stereotaxis on or before the Final Payment Date, then the non-exclusive Non-Irrigated Catheter License granted by Stereotaxis to Biosense Webster pursuant to this Section 3.2(a) shall automatically and immediately become fully-paid, perpetual and irrevocable, and any obligation of Biosense Webster to pay Revenue Share in consideration of the Non-Irrigated Catheter License shall terminate. (iv) For purposes of clarification, the termination of the Non-Irrigated Catheter License granted in this Second Amendment shall not affect any existing license or other rights or obligations of the parties relating to Non-Irrigated Catheters provided in the Existing Agreements.

(b) Rights relating to the Irrigated Catheters. Stereotaxis hereby grants and Biosense Webster hereby accepts a non-exclusive, worldwide license (with right to sublicense) under Stereotaxis’ Intellectual Property Rights in the Stereotaxis IP, to make, have made, use, import, sell, offer for sale, distribute or otherwise dispose of (directly or through multiple tiers of distribution) Irrigated Catheters and Compatible CARTO Systems for use with the Irrigated Catheters (the “Irrigated Catheter License”). (i) Prior to termination or expiration of the Expansion Agreement, the Revenue Share on sales of Irrigated Catheters shall continue to be calculated in accordance with the Existing Agreements. Such Revenue Share shall be used to recoup any outstanding Revenue Share Advance and R&D Deferral, together with interest thereon, if any, pursuant to this Second Amendment. (ii) The Irrigated Catheter License shall terminate on the last day of the first calendar quarter which is at least 90 days after the Revenue Share Advances and the R&D Deferral, together with interest thereon, if any, are recouped in full by Biosense Webster and/or paid by Stereotaxis. For purposes of clarification, the termination of the Irrigated Catheter License granted in this Second Amendment shall not affect any existing license or other rights of Biosense Webster relating to Irrigated Catheters granted in the Existing Agreements. (iii) If the Revenue Share Advances and the R&D Deferral, together with interest due thereon, are not recouped in full by Biosense Webster and/or paid by Stereotaxis on or before the Final Payment Date, then the non-exclusive Irrigated Catheter License granted in this Section 3.2(b) shall automatically and immediately become fully-paid, perpetual and irrevocable, and any obligation of Biosense Webster to pay Revenue Share on Irrigated Catheters in connection with the Irrigated Catheter License granted in this Second Amendment shall terminate; provided however, notwithstanding the previous sentence, Biosense Webster shall remain obligated until the expiration or termination of the Existing Agreements to pay Revenue Share upon the sale of any Irrigated Catheter in accordance with such agreements.

3.3 Research and Development Obligations. The parties agree if Stereotaxis should fail to make a payment when due under this Second Amendment or any Supplemental Payment, together with interest due thereon, and fails to cure within 30 days of receipt of written notice from Biosense Webster, then Biosense Webster shall be relieved of its obligation to perform R&D under the Existing Agreements covered by the invoice that relates to such payment, until payment has been made.

ARTICLE 4

PROTECTIVE FILINGS

4.1 Intent of the Parties. The Revenue Share Advance and the R&D Deferral are intended to amend and thus become part of the Existing Agreements.

4.2 Filings. Biosense Webster has the right to make protective and/or precautionary filings in a form subject to the written consent of Stereotaxis, which consent shall not be unreasonably withheld or delayed, solely for the purpose and with the effect of and to the extent necessary to protect Biosense Webster’s full enjoyment and exercise of the Irrigated Catheter License and the

Non-Irrigated Catheter License granted in this Second Amendment. The parties have agreed that Biosense Webster may make filings in the UCC records and the United States Patent and Trademark Office in the form attached hereto as Exhibit A, which Stereotaxis shall execute contemporaneously with this Second Amendment. Notwithstanding any contrary provision in any such protective and/or precautionary filing, nothing herein or therein is intended to grant or convey to Biosense Webster any rights or interests in any asset owned or property held by Stereotaxis, other than the non-exclusive rights granted under the Irrigated Catheter License and the Non-Irrigated Catheter License granted or conveyed in this Second Amendment. Any security interest granted hereby or by the attached Assignment for Security shall be released, and Biosense Webster shall cancel or withdraw any security filings hereunder when the Revenue Share Advances and the R&D Deferral, together with interest due thereon, have been fully recouped by Biosense Webster and/or fully paid by Stereotaxis. Notwithstanding the prior sentence, any security interest granted hereby is not intended in any event to secure Biosense Webster’s right to repayment but rather is intended to protect Biosense Webster’s full enjoyment and exercise of the Irrigated Catheter License and the Non-Irrigated Catheter License as granted in this Second Amendment in the event that the Revenue Share Advances and the R&D Deferral, together with interest due thereon, have not been fully recouped by Biosense Webster and/or fully paid by Stereotaxis.

ARTICLE 5

NEGOTIATIONS

5.1 Negotiations. The parties agree to commence good faith negotiations upon execution of this Second Amendment of a definitive agreement, with a target signing and effective date of January 1, 2009, to expand the collaboration alliance between Stereotaxis and Biosense Webster and enable Stereotaxis to co-promote, market and distribute certain mutually-agreed Non-Irrigated Catheters to be sold to Stereotaxis by Biosense Webster.

5.2 Subject to Management Approval. Neither party shall be obligated to enter into any such distribution agreement unless its management approves, at the sole discretion of such management, the terms and conditions of the negotiated definitive agreement. For clarification, no party shall be obligated to enter into a commercially unreasonable arrangement.

ARTICLE 6

ODYSSEY LICENSE

6.1 Network License.

(a) License and Rights Granted to Biosense Webster. Biosense Webster and Stereotaxis wish to collaborate to expand and promote the Odyssey Network in order to provide enhanced clinical and technical service and support to their customers. Accordingly, subject to the terms and conditions of this Second Amendment, Stereotaxis hereby grants to Biosense Webster and Biosense Webster hereby accepts (i) a non-exclusive right to allow Biosense Webster to connect to its customers via the Odyssey Network in order to provide clinical and technical support for Biosense Webster products and related services (“Clinical and Technical Support”), and (ii) a non-exclusive license, with no right to sublicense (other than to Affiliates of Biosense Webster who are providing Clinical and Technical Support to Biosense Webster customers), under the

Odyssey Intellectual Property, to the extent necessary and for the purpose of Clinical and Technical Support of Biosense Webster customers connected to the Odyssey Network under paragraph (i) above (“Odyssey IP License”)(such right to connect, and Odyssey IP License, collectively, the “Network License”). The Network License is fully paid, perpetual and non-transferable, but may not be used by Biosense Webster for any commercial purposes other than for Clinical and Technical Support of Biosense Webster customers connected to the Odyssey Network.

(b) Stereotaxis Rights Retained. Biosense Webster acknowledges and agrees that except for the limited Network License expressly granted hereunder, Stereotaxis retains ownership of all Odyssey Network IP and retains all rights to design, manufacture, market, distribute and sell Odyssey Network Solutions products and services, and to provide connections, products, content, and services to third parties, and does not include the right to connect to third parties. Nothing in this Second Amendment shall be deemed to affect Stereotaxis’ rights to use or sell Odyssey Network Solutions or to guarantee or require that Stereotaxis shall make any sale or provide any products or services or connections to any customer.

6.2 Requirements for Connection to the Odyssey Network. The Network License provides Biosense Webster the right to connect to any Biosense Webster customer by means of connection to the Odyssey Network, (the “Network Connection”) subject to the approval of such customers, and compliance by Biosense Webster and its customers with applicable legal and network requirements (including, without limitation, HIPAA) regarding use of the Odyssey Network. Nothing herein shall be deemed to require Stereotaxis to connect any customer to the Odyssey Network, or to add customers to the Odyssey Network in a timeframe or on terms or conditions that differ from Stereotaxis’ ordinary course of business.

6.3	Connection Fees; Sale of Odyssey Network Solutions Products and Services.

(a) Paid up Network License. The paid-up license and rights set forth in Section 6.1 and 6.2 do not include (i) the cost of the Odyssey Network Solutions products or services, licenses, installation, or maintenance (including by way of illustration Odyssey Link Technology such as the Odyssey Workstation), which Biosense Webster and customers shall purchase in accordance with Stereotaxis terms and conditions in effect from time to time, or (ii) the costs associated with establishing and continuing to provide and support the Network Connection, as further described in (b) below (“Connection Fees”).

(b) Connection Fees. Biosense Webster shall pay Stereotaxis * of the fully-loaded cost of establishing and continuing to provide and support the Network Connection, including all costs of connecting Biosense Webster to the customer on the Odyssey Network (collectively, “Connection Fees”). For purposes of this Section, “fully-loaded” shall mean actual costs plus overhead in the amount of * of actual costs, provided, however, either party may request, not more than once per year, that the Joint Steering Committee provided for in the Master Collaboration Agreement review whether such percentage is a commercially reasonable reflection of the overhead of Stereotaxis. By way of illustration Connection Fees include installation and set-up costs, line fees, maintenance and service charges, and do not include payments made by Biosense Webster or its customers to Stereotaxis under (c) hereinbelow. Throughout the duration and as a condition of the Network Connection Biosense Webster shall pay Stereotaxis within thirty (30) days of the receipt of invoices for said Connection Fees.

(c) Odyssey Network Solutions Products and Services. The Network Connection requires purchase of the necessary applicable Odyssey Network Solutions products or services by Biosense Webster and its customers, and associated installation and maintenance, and software and product licenses, pursuant to Stereotaxis standard terms and conditions in effect from time to time.

6.4 Most Favored Nations Pricing.

(a) Connection Fees. If Stereotaxis provides any Restricted Party (as defined under the Existing Agreements), or * or any assignee or successor in interest to such businesses (any Restricted Party and each of the above-named, hereinafter a “Third Party Licensee”) with Network Connection rights involving products and levels of service and numbers of customer connections substantially similar to those provided to Biosense Webster, whether through a license agreement or any other business arrangement, and such Third Party Licensee’s Connection Fee is less than Biosense Webster’s Connection Fee set forth above in Section 6.3, then Stereotaxis shall promptly notify Biosense Webster of such lower Connection Fee and effective from the date Stereotaxis first charged such lesser Connection Fee, Biosense Webster shall immediately begin to pay such lower Connection Fee for each of its substantially similar Network Connections.

(b) Network License Fee Refunds. If Stereotaxis grants a Third Party Licensee a Network License, whether through a license agreement or any other business arrangement providing substantially the same rights, for a total sum less than * UNITED STATES DOLLARS ($*), Stereotaxis shall, within sixty (60) days of Stereotaxis’ receipt of such payment by such Third Party Licensee, pay Biosense Webster a “Network License Fee Refund” in an amount equal to the difference between the fee actually charged such third parties and * UNITED STATES DOLLARS ($*), up to a total cumulative cap of * UNITED STATES DOLLARS ($*). Network License Fee Refunds shall not be payable for any licenses, uses, or connections granted to a Third Party Licensee for a time period of less than ninety days including, without limitation, for evaluation, development, testing, research or repairs.

(c) Audit. Biosense Webster has the right to engage a third party auditor to audit all records of Stereotaxis reasonably necessary to determine whether Stereotaxis is complying with its obligations under this Article 6 including without limitation that Stereotaxis is requiring third parties to license access to the Odyssey Network, that Biosense Webster is paying the lowest Connection Fee provided any Third Party Licensee and/or to determine whether Biosense Webster is due any Network Licensee Fee Refund. Biosense Webster shall be entitled to have such an audit performed once within any twelve (12) month period during the term of this Agreement. Stereotaxis shall make such records available to such third party auditor at its offices during regular business hours. The cost of the audit shall be borne by Biosense Webster if Biosense Webster is paying the lowest Connection Fee in accordance with Section 6.4 and is not due a Network License Refund, otherwise the commercially reasonable cost shall be borne by Sterotaxis.

6.5 Change of Control of Stereotaxis.

(a) Continued Right to Connect to Biosense Webster Customers for Eighteen Months. In the event of (i) a Change of Control (as defined in Section 2.5 of this Second Amendment), (ii) the sale or other transfer by Stereotaxis of all or substantially all of its right, title and interest in or to the Odyssey Network or of all or substantially all of its rights to the Odyssey Intellectual Property (such date of Change of Control, sale or transfer being the “COC Date”), and if Biosense Webster has Network Connections to any of its customers on the COC date, then for a period limited to eighteen (18) months after the COC Date, Stereotaxis or its successor, transferee or assignee shall provide Biosense Webster with the right to connect to any additional Biosense Webster customer by means of connection to the Odyssey Network, subject to and in accordance with the terms and conditions of this Second Amendment.

(b) Continued Obligation to Support Network Connection for Thirty-Six Months. For a period limited to thirty-six (36) months after the COC Date, Stereotaxis or its successor, transferee or assignee shall continue to provide and support the Network Connection between Biosense Webster and each Biosense Webster customer that is connected and operating on the COC Date or at any time during the period ending eighteen months after the COC Date, subject to continued payment by Biosense Webster of the Connection Fees associated with all such Network Connections and continued compliance by Biosense and the customers with all commercially reasonable requirements of Stereotaxis relating to the Odyssey Network.

(c) Technology Transfer if No Continued Support After Thirty-six Months. Stereotaxis or its successor, transferee or assignee shall provide Biosense Webster with no less than eighteen (18) months written notice if Stereotaxis or its successor, transferee or assignee does not wish to continue to provide and support the Network Connection between Biosense Webster and its customers after the date that is thirty-six months after the COC Date, and if such notice is provided, then, Stereotaxis or its successor, transferee or assignee shall provide reasonable technical support within the said eighteen (18) months to assist Biosense Webster in establishing an alternative Network Connection using Stereotaxis’ vendors or others; provided, however, such support shall not exceed in the aggregate engineering support equivalent to * and out of pocket expenses not to exceed * DOLLARS ($*).

(d) Survival of Network License. The perpetual non-exclusive Odyssey IP License granted in Section 6.1 shall survive a Change of Control of Stereotaxis (as defined in Section 2.5 of this Second Amendment) or the sale or other transfer by Stereotaxis of all or substantially all of its right, title and interest in and to the Odyssey Network or the Odyssey IP or both.

6.6 Disputes Regarding Article 6. Any dispute regarding breach of this Article 6 by either party shall be resolved in accordance with the Dispute Resolution provisions of the Master Collaboration Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Original Agreements in Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Existing Agreements shall continue in full force and effect without modification.

7.2 Headings. All section headings contained in this Amendment are for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

7.3 Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original as against any party whose signature appears thereon but all of which together shall constitute one and the same instrument. A facsimile transmission of the signed Amendment shall be legal and binding on all parties.

7.4 Rights upon Insolvency. All licenses to Intellectual Property Rights granted under or pursuant to this Second Amendment or any other definitive agreement between the parties are for all purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The parties agree that Biosense Webster, as a licensee of such rights under this Second Amendment, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a case is commenced by or against Stereotaxis under the Bankruptcy Code, then, unless and until the said license rights are rejected as provided in the Bankruptcy Code, Stereotaxis (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall continue to perform or cause to be performed all of its obligations as licensor provided in this Second Amendment to be performed by Stereotaxis and provide or cause to be provided to Biosense Webster all such rights in any intellectual property held by Stereotaxis and such successors and assigns as is necessary to enable Biosense Webster to exercise the licenses granted in this Second Amendment. If this Second Amendment or the licenses granted hereunder are rejected as provided in the Bankruptcy Code and Biosense Webster elects to retain its rights hereunder as provided in the Bankruptcy Code, then Stereotaxis (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall provide or cause to be provided to Biosense Webster all such rights in such intellectual property held by Stereotaxis and such successors and assigns as is necessary to enable Biosense Webster to exercise the licenses granted in this Second Amendment immediately upon Biosense Webster’s written request therefor. All rights, powers and remedies of Biosense Webster provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Stereotaxis. Biosense Webster, in addition to the rights, powers and remedies expressly provided in this Second Amendment, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

7.5 Successors and Assigns. The obligations and rights in this Second Amendment shall bind and inure to the benefit of each party and its successors and assigns.

7.6 Amendment and Waiver. The terms of this Second Amendment may be amended only through a written agreement signed by both Biosense Webster and Stereotaxis. Any term, representation, warranty or covenant hereof may be waived by the party that is entitled to the benefit thereof, but no such waiver in any one or more instances shall be deemed or construed as a waiver of the same or any other term of this Second Amendment on any future occasion.

7.7 Survival. This Second Amendment and all rights and obligations of the parties, including, but not limited to the obligations of Stereotaxis under Section 3.1 and the rights of Biosense Webster pursuant to Articles 2 and 3, are intended to survive the termination or expiration of any of the Existing Agreements.

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be signed by duly authorized officers or representatives, effective as of the date first written above.

STEREOTAXIS, INC.		BIOSENSE WEBSTER INC.

By:	/s/ Bevil Hogg	By:	/s/ Shlomi Nachman
Print Name:	Bevil Hogg	Print Name:	Shlomi Nachman
Title:	CEO	Title:	President
Date:	July 17, 2008	Date:	July 18, 2008

EXHIBIT A

Form of Protective Filing

ASSIGNMENT FOR SECURITY

WHEREAS, Stereotaxis, Inc., a Delaware corporation having a place of business at 4320 Forest Park Avenue, St. Louis, Missouri 63108 (“Assignor”), owns the patents and applications for patent more particularly described on Schedule 1-A annexed hereto and made a part hereof (the “Patents”);

WHEREAS, Assignor has entered into the Second Amendment to Development Alliance and Supply Agreement, dated June 30, 2008 (said agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, “Security Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of Biosense Webster, Inc., a California corporation having a place of business at 3333 Diamond Canyon Road, Diamond Bar, California 91765 (“Assignee”), and Assignee is desirous of having a security interest in favor of Assignee on the Patents in order to secure certain obligations of Assignor to Assignee;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor does hereby assign unto Assignee and grant to Assignee a security interest in all right, title and interest of Assignor in and to the Patents together with all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, any similar office or agency of the United States or any State thereof, or any other office or regulatory body of any State, all whether now or hereafter owned or licensable by Assignor, and all reissues, re-examination certificates, continuations, divisionals, continuations-in-part, term restorations or extensions thereof for the full term of the Patents, for the purposes and on the terms and conditions set forth in the Security Agreement.

Notwithstanding any contrary provision herein, nothing in this Assignment For Security is intended to expand the rights of Assignee provided in the Security Agreement, as against Assignor or in any of its assets, or to prevent Assignor from granting any third parties rights or licenses provided they are consistent with the non-exclusive licenses provided in the Security Agreement.

IN WITNESS WHEREOF, Assignor has duly executed or caused this Assignment to be duly executed as of the     th day of July, 2008.

STEREOTAXIS, INC.

By:	/s/ B.J. Hogg
Print Name:	B.J. Hogg
Title:	CEO
Date:	July 17, 2008

Schedule 1-A

Issued Patents:

*

Pending Applications:

*

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EXHIBIT B

Amounts for Sections 2.1 and 2.2

(1)	The amount of Revenue Share in Section 2.1 of the Second Amendment due as of July 1, 2008, from Biosense Webster to Stereotaxis is $1,471,839.

(2)	The amount of R&D work in Section 2.2 of the Second Amendment due as of July 1, 2008, from Stereotaxis to Biosense Webster is $6,727,487.